Exhibit 10.1

WW CANADA, ULC

May 1, 2023

PRIVATE AND CONFIDENTIAL

Ms. Heather Stark

1710 Heritage Way

Oakville, ON L6M 2Z9

Dear Heather:

WW Canada, ULC (the “Company”) is pleased to offer you continued employment on the terms and conditions set out in this employment agreement (the “Agreement”). You are entering into this Agreement in consideration of the terms and conditions set out herein (including without limitation an increase in compensation and promotion) and to confirm the following terms and conditions of your employment with the Company.

1.	Position

The Company is appointing you as Chief Financial Officer and Principal Financial Officer. You will report to the Chief Executive Officer of the Company.

This Agreement shall become effective, and your employment under this Agreement shall commence, on May 4, 2023 (the “Start Date”); provided, however, that subject to the Employment Standards Act, 2000 (Ontario) (the “ESA”), the Company recognizes December 6, 2010 (the “Hire Date”) as your start date for all service-based purposes.

2.	Time, Attention and Duties

Consistent with your fiduciary duty to the Company, you shall:

(a)

devote your attention, skill and effort to the business of the Company on a full-time basis and in compliance with this Agreement and the policies, practices, directions and instructions given to you by the Company from time to time;

(b)	perform your duties and responsibilities in a faithful, honest, diligent and competent fashion; and

(c)	actively work for the benefit of the Company, and do no harm to the Company, its image, and the Company’s products and services, with due and careful consideration for the reputation of the Company.

You will not accept employment or an engagement to perform services with another employer or entity that may interfere with your ability to perform your duties and responsibilities for the Company under this Agreement.

3.	Base Pay

The Company will pay you an annualized base salary of $685,000.00 (as adjusted from time to time, the “Base Pay”). All wages shall be paid to you in accordance with the Company’s payroll practices, which are subject to change from time to time. Base Pay and performance will be reviewed annually, and any Base Pay increase shall be within the sole discretion of the Company. The terms and conditions of this Agreement and all related schedules will continue to apply notwithstanding any Base Pay increase.

4.	Benefits

(a)

You will, subject to the terms and conditions of the applicable benefit plan policies, be eligible to participate in such group benefit plans as the Company may make available to similarly situated employees. To the extent permitted by the ESA, the Company may cancel or modify the terms of such benefit plan policies from time to time or change benefit carriers without notice.

(b)	The Company will match employee contributions to the Company’s group RRSP up to 5% of the Base Pay (and subject to legislative or other limits on RRSP contributions).

(c)

In addition to such benefits, the Company will provide you, on an annual basis, with reasonable and appropriate tax advice in conjunction with your compensation hereunder. For greater certainty, the Company shall have no other obligation to you in respect of tax benefits, including without limitation, any tax equalization obligations.

5.	Vacation

Subject to the terms and conditions of the Company’s vacation policy in effect from time to time, you will be entitled to accrue 5 weeks of vacation in each calendar year, to be taken at times agreed upon by you and the Company. Except as required by the ESA, you will not accrue vacation pay during periods of inactive employment, including any leaves of absence. Vacation time must accrue before you may use it, except at the sole discretion of the Company. If any vacation is not taken in a given calendar year, it shall carry over to the first 6 months of the next calendar year. To the extent permitted by the ESA, all carried over vacation days not used within the permitted carryover period will be forfeited. The Company shall comply with the ESA at all times.

6.	Annual Discretionary Bonus

You will also be eligible to receive an annual bonus (the “Bonus”) with a target equal to 65% of the Base Pay, as determined by the Company in accordance with the terms and conditions of the Company’s bonus plan. The Bonus, if any, for a given year: (i) will be calculated in accordance with the terms and conditions of the Company’s bonus plan; (ii) will be paid following the completion of such year; and (iii) is not earned or accrued until the Bonus payout date. Other than as set out herein, you must be Actively Performing Services (as defined below) for the Company on the Bonus payout date in order to be eligible to receive the Bonus. Under no circumstances should any Bonus be considered part of or integral to your Base Pay or other regular employment compensation.

7.	Incentive Equity Program

(a)

Subject to approval by the Board of Directors (the “Board”) of WW International, Inc. (“WWI”), you shall continue to be eligible to participate in WWI’s annual stock-based incentive equity compensation program (the “Program”) in accordance with the terms and conditions of such Program, as amended from time to time. Your position shall have a target annual grant amount value of 100% of your Base Pay (allocated as determined by the Board’s Compensation Committee in its sole discretion). Historically, annual equity awards have been typically determined in March of each year by the Board’s Compensation Committee and granted in two equal installments over the year, six months apart. For 2023, the annual equity award for this position will be granted in one installment in May 2023. Historically, grants have included restricted stock units (“RSUs”), performance restricted stock units (“PSUs”) and/or stock options. For 2023, the annual equity award for this position will be granted in RSUs (two-thirds) and PSUs (one-third) consistent with other members of the Board’s Executive Committee. Historically, the number of RSUs granted have been typically determined based on the closing price of WWI’s common stock one week before the applicable grant date. For 2023, the number of RSUs and PSUs granted will be determined using a predetermined stock price as set by the Board. You understand that the Board continues to review the grant methodology and reserves the ability to make changes to the Program provided you will be treated in a manner consistent with the treatment of other similarly situated executives. Annual equity awards are subject to you Actively Performing Services on the grant date and shall be governed by the Program and the Program documents and relevant agreements, as well as any additional terms and conditions as determined by the Board’s Compensation Committee at its sole discretion. The Program may be modified or terminated at any time.

(b)

Without limiting the generality of the foregoing, in addition to the 2023 annual equity award detailed above, the Company shall provide you with a one-time equity award under the Program of 30,000 restricted share units, which award shall be granted in May 2023 and shall vest in equal one/third tranches on each of the first, second and third anniversary of the grant date, subject to you Actively Performing Services on each of the vesting dates.

8.	Actively Performing Services

If you give notice of resignation or retirement, you will be deemed to have ceased to be Actively Performing Services for the Company on the date that you give notice of resignation or retirement to the Company, except to the extent required to comply with only the minimum applicable requirements of ESA. If your employment is terminated by the Company, regardless of whether the termination is with or without cause, or lawful or unlawful, or as a result of a constructive dismissal, you will be deemed to have ceased to be Actively Performing Services for the Company on the Termination Date. For the purposes of Sections 6 and 7 herein, “Termination Date” means, the later of: (i) the date that is the last day of any minimum statutory notice period applicable to you pursuant to the ESA, if and only to the extent required to comply with the minimum requirements of the ESA; or (ii) the date specified by the Company in its written notice of termination to you as being your termination date (or, where applicable, the date on which you claim a constructive dismissal to have occurred). In each of (i) or (ii), you will not be considered to be Actively Performing Services during any applicable period of reasonable notice, contractual notice, severance, or pay in lieu of notice, to which you might be entitled or claim to be entitled, that follows (or is in respect of a period which follows) the Termination Date. You acknowledge and agree that, except as may be expressly required to comply with only the minimum requirements of the ESA, you are not entitled to any compensation or damages in respect of any applicable incentive, equity or compensation program(s), plan(s) or payment(s) that you do not receive as a result of ceasing to be Actively Performing Services (regardless of the reason and whether you or the Company initiates the cessation of your employment). For the avoidance of any doubt, this Agreement fully displaces any common law rights that you may have with respect to any incentive, equity or other compensation.

9.	Expenses

You will be reimbursed for eligible out-of-pocket expenses that are pre-approved in accordance with the Company’s expense policy.

10.	Canadian Currency and Deductions

The Company may withhold from any amounts payable to you federal, provincial or other taxes and statutory or authorized deductions, including contributions to the cost of employee benefits, if any. Unless otherwise specified, all references to money in this Agreement are to Canadian currency.

11.	Workplace Policies

You shall comply with all Company rules and policies, as may be established, amended or discontinued by the Company from time to time (the “Policies”). To the extent permitted by the ESA, you will immediately be governed by and comply with new or revised Policies upon receipt of notice.

The Company has an accommodation and accessibility process in place and provides accommodations for employees with disabilities in accordance with applicable legislation. If you require a specific workplace accommodation because of a disability or other reason, please contact the Company to discuss further.

12.	Confidentiality of Information and Ownership of Proprietary Property

Your employment is subject to the Confidentiality of Information and Ownership of Proprietary Property Agreement, attached as Schedule ‘A’ to this Agreement, which you agree to execute and deliver to the Company in connection with this Agreement and is incorporated by reference.

13.	Non-Solicitation

During the term of your employment with the Company and for a period of 24 months following the termination of your employment for whatever reason, whether with or without cause, or by resignation, or constructive dismissal, you shall not, either directly or indirectly:

(a)

offer to hire, hire or recruit (or attempt to do any of the foregoing) any of the employees or consultants of the Company, WWI or any of their subsidiaries or affiliates (collectively, the “Company Group”) with whom you worked or became aware of during your employment with the Company Group, or encourage any of them to terminate their relationship with the Company Group; and

(b)

solicit, approach, contact, call upon or canvass (or attempt to do any of the foregoing) any Customer or Prospective Customer for any purpose which is in whole or in part competitive with the Business of the Company Group, and in connection with any Competitive Business.

For the purposes of this Agreement:

(i)

“Business” means weight loss and weight management products and services as provided by the Company including, without limitation, digital, workshop, diabetes, functional devices, telehealth, pharmaceutical and other similar offerings which the Company is actively marketing;

(ii)	“Competitive Business” means any business undertaking that is in whole or in part competitive with the Business of the Company Group and in which you were involved during the Lookback Period;

(iii)

“Customer” means any customer of the Company Group with whom, at any time during the Lookback Period, you, in the course of performing your employment duties: (A) had direct and personal contact; or (B) supervised an employee who had direct and personal contact;

(iv)

“Lookback Period” means: (A) the 12-month period prior to the termination of your employment with the Company; or (B) if your employment with the Company has not been terminated, at any time within the prior 12-month period; and

(v)

“Prospective Customer” means any person or entity that is not a Customer but for whom: (A) there was an active proposal outstanding by the Company Group, or on its behalf, during the Lookback Period; and (B) you were personally involved in the preparation or presentation of such proposal.

14.	Non-Competition

During the term of your employment with the Company and for a period of 12 months following the date of termination of your employment for whatever reason, whether with or without cause, or by resignation or constructive dismissal, you shall not, within the geographic areas in which the Company is engaged in the Business, operate, be a partner in, be employed by, provide services to (either directly or indirectly) whether as an independent or dependent contractor, advisor or consultant, or act as an officer or director of, any Competitive Business. Notwithstanding the foregoing, you shall not be in default under this provision solely by virtue of:

(a)	any involvement in an undertaking that carries on multiple businesses, one of which is a Competitive Business, provided you are not involved in the Competitive Business; or

(b)

being employed by or providing services to a Competitive Business if such employment or services engagement is not in a Same or Similar Capacity. For the purposes of this Agreement, “Same or Similar Capacity” means: (i) the same or similar capacity or function in which you worked for the Company Group at any time during the Lookback Period; and/or (ii) any other capacity where your knowledge of confidential information of the Company Group could provide a competitive advantage to any Competitive Business.

15.	Conflict of Interest

During your employment with the Company:

(a)

you will ensure that your direct or indirect personal interests do not, whether potentially or actually, conflict with the interests of the Company or create a perceived conflict of interest with the Company (“Conflicts”). You shall promptly report to the Company’s General Counsel any Conflicts, including any direct or indirect business relationships and other related party transactions and arrangements between you, or your family members, and the Company Group or a third-party doing business with, or who has submitted a business proposal to, the Company Group; and

(b)

you will not be an investor, shareholder, joint venturer or partner in any enterprise, association, corporation, joint venture or partnership in any Competitive Business. Notwithstanding the foregoing, you shall not be in default under this provision solely by virtue of holding, strictly for investment purposes and as a passive investor, not more than two percent (2%) of the issued and outstanding shares of a Competitive Business, the shares of which are listed on a recognized stock exchange.

16.	Termination

You or the Company may end your employment as described below. You will always receive all wages that are earned and payable, any accrued vacation pay and benefits up to your last day of employment.

(a)	If you decide to resign your employment you will give at least three months of written notice to the Company. You will not disclose your resignation without the prior approval of the Company.

(b)

The Company may terminate your employment with cause by complying with only the applicable minimum requirements of the ESA in respect of the termination of your employment (including, without limitation, all ESA requirements in respect of notice, termination pay, severance pay, wages, benefits and vacation pay). Benefits will only continue during any period required by the ESA. For the purposes of this Agreement, “cause” means any actions or omissions by you constituting grounds at common law for which an employer is entitled to dismiss an employee summarily without notice or pay in lieu of notice.

(c)	The Company may terminate your employment without cause by providing you with the greater of the following:

(i)

a separation package (the “Separation Package”) equal to 4 weeks per completed year of employment from the Hire Date up to a maximum of 104 weeks (the “Separation Period”). The Separation Package shall consist of the following:

(A)	your Base Pay for the Separation Period, payable in a lump sum;

(B)	your target Bonus for the Separation Period, payable in a lump sum;

(C)

the Company’s continuation of matching your contributions to the Company’s group RRSP up to 5% of the Base Pay (and subject to legislative or other limits on RRSP contributions) during the Separation Period; and

(D)	benefit continuation during the period required by the ESA and, in addition, continuation of your basic health and dental benefits during the Separation Period (subject to insurer approval); or

(ii)

the applicable minimum requirements of the ESA in respect of the termination of your employment (including, without limitation, all ESA requirements in respect of notice, termination pay, severance pay, wages, benefits and vacation pay). Benefits will only continue during any period required by the ESA.

(d)

Any payment or benefit under this Section 16 (including those under the Separation Package) which exceeds the minimum requirements of the ESA is subject to and conditional upon you signing a full and final release in a form satisfactory to the Company within 7 days of the last day of your employment as specified in the Company’s written notice to you.

(e)	You will not receive any payment or benefit on termination which exceeds the minimum requirements of the ESA if:

(i)	you fail to sign a release within 7 days of your last day of employment;

(ii)	all or part of the business of the Company is transferred to an affiliate or a third party and you are offered employment;

(iii)	you breach or threaten to breach any of your post-employment obligations to the Company; or

(iv)

you become an investor in any Competitive Business within the 12 months following your last day of employment, except for holding, strictly for investment purposes and as a passive investor, not more than two percent (2%) of the issued and outstanding shares of a Competitive Business, the shares of which are listed on a recognized stock exchange.

If any of the above subparagraphs under this paragraph (e) apply: (1) you will only receive all applicable minimum requirements of the ESA and such requirements will fully satisfy the Company’s and all affiliates’ obligations to you in respect of the termination of your employment and you will not be entitled to further notice of termination, severance pay, incentive compensation, damages or other compensatory payments under common law or contract; and (2) if applicable, you must repay to the Company all payments already paid to you which exceeded the minimum requirements of the ESA.

(f)	Any entitlement you may have on termination, if any, under the Program or other equity plans shall be determined in accordance with the terms and conditions of the Program or applicable equity plan.

(g)	You and the Company intend to and will comply with all requirements of the ESA, including with respect to employment benefits continuation, if applicable.

(h)	Upon termination of this Agreement for any reason, you shall be deemed to automatically resign from all offices in the Company and its affiliates.

(i)

The termination arrangements set out in this Section 16 fully satisfy the Company’s and all affiliates’ obligations to you in respect of the termination of your employment, including in the event that you claim constructive dismissal, and you will not be entitled to further notice of termination, severance pay, incentive compensation, damages or other compensatory payments under common law or contract.

(j)

In the event of the termination of your employment for any reason, you must return immediately and in good condition all Company property, including, without limitation, all computers and other equipment or systems that may from time to time be issued to you. You must deliver to the Company any files or data on your personal computer hardware or software and thereafter permanently destroy such property so that it is irretrievable. You will provide the Company with all passwords to any equipment, systems, files or data you deliver to the Company.

(k)

In the event of the termination of your employment as a result of resignation, or if the Company provides you with any type of working notice of termination, the Company may, at any time during the applicable resignation or termination notice period, relieve you of all or any of your duties for all or part of the remainder of such notice period. This may include a requirement that during the applicable resignation or termination notice period, you stay away from all or any of the Company’s premises and/or that you will not be provided with any work and/or will have no business contact with all or any of the Company’s agents, employees, customers, clients, distributors and suppliers. Whether or not you are relieved of any duties during the applicable resignation or termination notice period: (i) you will be paid your Base Pay in accordance with this Agreement and other benefits; (ii) your employment will not be terminated by any removal of duties; (iii) your employment will continue during such notice period; (iv) you will continue to be bound by your obligations under this Agreement; and (v) without limiting any of the forgoing, the Company will comply with all applicable minimum requirements of the ESA.

(l)

The termination arrangements set out in this Section 16 will remain in full force and effect regardless of your length of employment and any changes to the terms and conditions of your employment, including, without limitation, any promotions; reassignments; increases in remuneration or responsibilities; or changes to job title, work location or reporting relationships.

17.	Representation Regarding Restrictive Covenants or Legal Obligations

By signing below, you represent and warrant that: (a) you are not bound by any restrictive covenant or other legal obligation with any former employer or any other third party that would prevent you from accepting these terms and conditions or that would reasonably interfere with your ability to perform the employment duties and responsibilities contemplated by this agreement; and (b) that you will not during the course of your employment with the Company use or disclose any confidential information or breach any intellectual property rights of any former employer or other third party.

18.	Personal Information

For purposes of processing or administering your employment relationship, personal information that you provide to the Company may be transferred to and accessed by an affiliate, or agents and contractors (such as payroll companies, insurance companies, information technology consultants, etc.) that provide services to the Company, that may be located in the United States or elsewhere.

19.	Assignment

You may not assign any of your rights or delegate any of your duties or responsibilities under this Agreement. You hereby consent to the Company assigning its rights, duties and obligations under this Agreement to an affiliate or to a purchaser or transferee of a majority of the Company’s outstanding capital stock or to a purchaser of all, or substantially all of the assets of the Company.

20.	Entire Agreement

You acknowledge and agree that this Agreement contains the whole understanding between you and the Company with respect to the subject matter herein and supersedes and replaces all such oral or written prior negotiations, representations and agreements. Your agreement to the terms and conditions in this Agreement have not been induced by, nor do you rely upon or regard as material, any representations or writings whatsoever not incorporated into or made a part of these terms and conditions. This Agreement may be executed in counterparts and the counterparts may be executed and delivered by electronic means, with all the counterparts together constituting one agreement.

21.	Governing Law

The terms and conditions of your employment will be governed by and construed in accordance with the laws of the province of Ontario and the federal laws of Canada applicable in the province of Ontario.

22.	Severability

If, in any jurisdiction, any of these terms and conditions or their application to any party or circumstance is restricted, prohibited or unenforceable, such provision will, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining terms and conditions and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances.

23.	Survival of Obligations

Upon cessation of your employment under any circumstances whatsoever, and however and whenever occurring or effected, the terms and conditions that impose obligations upon you that extend beyond the termination of your employment, shall survive and can be enforced by the Company in a court of competent jurisdiction, and you acknowledge and agree that all such obligations are fair and reasonable.

24.	Interpretation and ESA Failsafe

(a)

You hereby waive any entitlement or claim, including for damages, under or pursuant to the common law, or in equity, in respect of your employment with the Company, including the termination thereof (the “Waiver”). The Company is relying on the Waiver and would not have entered into this Agreement but for the Waiver.

(b)

You and the Company will comply with the ESA. Accordingly, this Agreement will: (i) not be interpreted as in any way waiving or contracting out of the ESA; and (ii) be interpreted to achieve compliance with the ESA. This Agreement contains our mutual understanding and there shall be no presumption of strict interpretation against either party.

(c)

It is understood and agreed that all provisions of this Agreement and the Policies are subject to all applicable minimum requirements under the ESA. In the event that the ESA provides for superior entitlements upon termination of employment or otherwise (“Statutory Entitlements”) than provided for under this Agreement or the Policies, the Company shall provide you with your Statutory Entitlements in substitution for your rights under this Agreement or the Policies.

(d)

You acknowledge and agree that any breach or threatened breach of any of the provisions of this Agreement could cause irreparable damage to the Company Group or its investors, partners or affiliates, that such harm could not be adequately compensated by the Company’s recovery of monetary damages, and that in the event of a breach or threatened breach thereof, the Company shall have, in addition to any and all remedies at law or in equity, the right to an injunction, specific performance or other equitable relief as well as any equitable accounting of all your profits or benefits arising out of any such breach. It is further acknowledged and agreed that the remedies of the Company specified in this paragraph are in addition to and not in substitution for any rights or remedies of the Company at law or in equity and that all such rights and remedies are cumulative and not alternative and that the Company may have recourse to any one or more of its available rights or remedies as it shall see fit.

To signify your agreement to the above terms and conditions of employment, please return a signed copy of this Agreement and the attached Schedule ‘A’ to me by no later than May 3, 2023. We look forward to your acceptance of this offer of employment and to continuing to work with you.

Yours sincerely,

/s/ Michael F. Colosi

Michael F. Colosi

General Counsel and Secretary, on behalf of WW Canada, ULC

EMPLOYEE AGREEMENT

I, Heather Stark, have reviewed and agree to the terms and conditions of employment as set out in this Agreement.

I have had an opportunity to ensure that I clearly understand the terms and conditions of my employment with the Company, including the termination clause set out herein, and I have had the opportunity to confer with an independent legal advisor if I so wished, in advance of accepting these terms and conditions of employment. I specifically acknowledge that the termination clause in this Agreement displaces any entitlement to reasonable notice of termination under common law. Moreover, I acknowledge and agree that I have received good and sufficient consideration for entering into this Agreement.

/s/ Heather Stark
Name: Heather Stark Date: May 1, 2023

SCHEDULE A

CONFIDENTIALITY OF INFORMATION

AND OWNERSHIP OF PROPRIETARY PROPERTY AGREEMENT

THIS CONFIDENTIALITY OF INFORMATION AND OWNERSHIP OF PROPRIETARY PROPERTY AGREEMENT is entered into as of May 1, 2023 and is between WW Canada, ULC (the “Company”) and Heather Stark (the “Employee”).

BACKGROUND:

A.

The Company may give, has given and will give the Employee access to proprietary or confidential information of the Company and its affiliates, subsidiaries and parent entities (if any) (the “Company Group”), including information that, by its nature or by the nature of its disclosure, would reasonably be considered to be proprietary or confidential to the Company Group (which information is collectively referred to in this Agreement as “Confidential Information”). For greater certainty, Confidential Information includes all employee, customer or client personal information, technical data, unpublished know-how, techniques, records, formulae, processes, sketches, photographs, plans, drawings, specifications, samples, reports, manuals, documents, prototypes, hardware, software and other equipment, working materials, findings, inventions and ideas, whether patentable or not, whether they be trade secrets or not and whether they be in written, graphic, oral, electronic or any other form, that are now or hereafter owned, licensed or otherwise acquired by the Company Group.

B.

The Employee may develop, conceive, generate or contribute to, in the course of employment with the Company, alone and/or jointly with others, tangible and intangible property relating to actual or anticipated business and research and development of the Company Group, or that is suggested by or result from work performed for or on behalf of the Company Group, in any fields, which property includes software, hardware, know-how, designs, techniques, documentation and other material regardless of the form or media in or on which it is stored, some or all of which property may be protected by patents, copyrights, trade secrets, trademarks, industrial designs or mask works or any common law or statutory right anywhere in the world (which tangible and intangible property is collectively referred to in this Agreement as “Proprietary Property”).

NOW, THEREFORE, in consideration of the Employee’s employment with the Company and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Employee, the parties agree as follows:

1.

The Employee, both during and after employment with the Company, shall not disclose or use any Proprietary Property or Confidential Information except in the course of carrying out authorized activities on behalf of the Company or except as expressly authorized by the Company in writing. The Employee may, however, use or disclose Confidential Information that:

(a)	is or becomes public, other than through a breach of this Agreement; or

(b)	is known to the Employee prior to employment by the Company and with respect to which the Employee does not have any obligation of confidentiality; or

(c)

is required to be disclosed, or the disclosure of which to regulators is protected, by law, whether under an order of a court or government tribunal, statutory provision or other legal process, provided that, where such disclosure is required of the Employee, the Employee informs the Company of such requirement as soon as the Employee becomes aware of the requirement and in sufficient time to allow the Company to take such steps as are lawfully available to the Company to avoid or limit such disclosure by the Employee, and such Confidential Information remains subject to this Agreement for all other purposes to the extent it is not made public as a result of such disclosure.

2.

The Employee, both during and after employment with the Company, shall not disclose or use any trade secrets, confidential information or proprietary property of a third party obtained by the Employee during the course of or as result of employment with the Company, except as expressly authorized by the Company or such third party in writing.

3.

All right, title and interest in and to Proprietary Property (including the Proprietary Property described in paragraph 7 below), as between the Employee and the Company, belongs to the Company and the Employee has no rights in any such Proprietary Property. For greater certainty, all right, title and interest (including any intellectual property rights) in and to all Proprietary Property that the Employee may acquire in the course of employment or engagement with the Company are hereby assigned to the Company. The Employee agrees to make full disclosure to the Company of and to properly document each development of any Proprietary Property, and to provide written documentation describing such Proprietary Property to the Company, promptly after its creation. At the request and expense of the Company, both during and after employment with the Company, the Employee shall do all acts necessary and sign all documentation necessary in order to assign all right, title and interest in and to the Proprietary Property to the Company and to enable the Company to register patents, copyrights, trademarks, mask works, industrial designs and such other protections as the Company deems advisable anywhere in the world. The Employee irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney-in-fact, to act for and in the Employee’s behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of patents, copyrights, trademarks, mask works, industrial designs and such other protections related to the Proprietary Property. This power of attorney is coupled with an interest and shall not be affected by the Employee’s subsequent incapacity or death.

4.

If, during and in the course of employment with the Company, the Employee develops any Proprietary Property that is protected by copyright, the Employee hereby irrevocably and unconditionally waives any “moral rights” the Employee may have in such Proprietary Property in favour of the Company and its successors and assigns.

5.

If any part of the services or Proprietary Property or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Employee (or any person involved in the services) and not assigned hereunder, Employee hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the services, Proprietary Property, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

6.

The Employee, both during and after employment with the Company, shall not make any unauthorized use of the Company’s computer systems, communications networks, databases or files. The Employee shall adhere to all Company policies regarding the use of such computer systems, communications networks, databases or files.

7.

All notes, data, tapes, reference items, sketches, drawings, memoranda, records, documentation and other material regardless of the form or media in or on which it is stored, that is in or comes into the possession or control of the Employee, and that is in any way obtained, conceived, developed, generated or contributed to by the Employee, alone and/or jointly with others in the course of or as a result of the Employee’s employment with the Company, is and remains Confidential Information and/or Proprietary Property within the meaning of this Agreement.

8.

The Employee shall return or destroy, as directed by the Company, Confidential Information or Proprietary Property to the Company upon request by the Company at any time, and upon the cessation of employment with the Company, regardless of how that cessation occurs. Such return or destruction shall include all originals and all copies of the Confidential Information and Proprietary Property, in whatever medium or form, that is then in the control or possession of the Employee. Upon request by the Company, the Employee shall certify, by way of affidavit or statutory declaration, that all such Confidential Information and Proprietary Property has been returned or destroyed, as applicable. Both during and after employment with the Company, the Employee shall not make or retain copies of the Confidential Information or Proprietary Property in the Employee’s possession or control, except for the purpose of carrying out authorized activities on behalf of the Company or except as expressly authorized by the Company in writing. For information stored in electronic form:

(a)	the Employee shall be deemed to have returned it when the Employee transmits an electronic copy to Company and thereafter destroys it per (b) below; and

(b)

the Employee shall be deemed to have destroyed it when the Employee performs a commercially reasonable “delete” function with respect to all of its copies of information, notwithstanding that such information may be forensically recoverable or restored from backups (provided always that if, at any time, the Employee performs or permits such recovery or restoration, the Employee shall treat such recovered or restored information as Confidential Information hereunder at all times).

9.

The Employee shall not use unauthorized software on the Company’s equipment during the course of employment with the Company. Furthermore, the Employee shall not incorporate into or link with the Confidential Information or Proprietary Property, any third-party intellectual property (including third party software, images, works or materials, third party patents or trade secrets, and open-source software) without first (a) disclosing same to the Company together with the license therefor from such third party, and (b) receiving authorization from the Company for such incorporation or linkage.

10.

During the Employee’s employment with the Company, the Employee shall not make use of or in any manner communicate to the Company any confidential information of any third party (including former employers of the Employee) that may be in or may come into the Employee’s possession or control, other than confidential information disclosed to the Employee in his, her or its capacity as a representative of the Company.

11.

The Employee shall, if requested from time to time by the Company, execute such further agreements as to confidentiality and proprietary rights as the Company requires to protect confidential information or proprietary property.

12.

Regardless of any changes in role, responsibilities, compensation or otherwise, including cessation of the Employee’s employment with the Company (regardless of how that cessation occurs), the Employee shall continue to be subject to the terms and conditions of this Agreement and any other(s) executed pursuant to paragraph 11 above.

13.

The Employee’s sole and exclusive remedy for any breach of this Agreement by the Company is limited to monetary damages and the Employee shall not make any claim in respect of any rights to or interest in any Confidential Information or Proprietary Property. The Employee hereby waives, relinquishes and conveys to the Company any and all claims of any nature whatsoever, which the Employee now or hereafter has for infringement of any proprietary rights assigned to the Company. The Employee acknowledges that it would be difficult to compute the monetary loss to the Company arising from a breach or threatened breach of this Agreement by the Employee and that, accordingly, the Company shall be entitled to specific performance, injunctive or other equitable relief in addition to or instead of monetary damages, without the necessity of establishing that monetary damages would be inadequate.

14.

The Employee’s employment with the Company is subject to the terms and conditions of this Agreement. This Agreement shall enure to the benefit of the Company and its successors and assigns and be binding on the Employee and the Employee’s heirs, attorneys, guardians, estate trustees, executors, trustees and permitted assigns.

15.	This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

16.

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, that provision is to be deleted and the other provisions remain in effect and are valid and enforceable to the fullest extent permitted by law.

17.

The Employee and the Company each intend and agree that in this Agreement, the term “employment” shall be deemed to include any period of time prior to the Employee’s execution of this Agreement and/or prior to the formal execution of any employment agreement or contract for services relating to the employment, during which period of time and in connection with or in contemplation of such employment, the Employee provided services to or performed work of any kind for the Company Group or for the benefit of the Company Group, including services or work relating to or in contemplation of the actual or then-anticipated business of the Company prior to the formation or incorporation of the Company.

18.

The Employee confirms that he or she had the opportunity to confer with an independent legal advisor if she so wished, in advance of signing this Agreement. The Employee further confirms that she has read this Agreement and the Employee accepts and agrees to be bound by its terms.

19.

The headings herein are for convenience only and do not interpret this Agreement, the word “including” or “include”, when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope, and the word “or” does not imply an exclusive relationship between the matters being connected.

20.	The Employee hereby authorizes the Company to notify the Employee’s future employers (or other necessary third parties) of the terms of this Agreement and the Employee’s responsibilities hereunder.

21.

This Agreement, and the agreements and other documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Company and the Employee and set out all the covenants, promises, warranties, representations, conditions and agreements between the Company and the Employee in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise.

[Signature page follows]

WW CANADA, ULC

By:	/s/ Michael F. Colosi
Name: Michael F. Colosi
Title: General Counsel and Secretary

Date: May 1, 2023

/s/ Heather Stark
Name: Heather Stark
Date: May 1, 2023